GENEVA CAPITAL MANAGEMENT

Code of Ethics

1Overview

1.1Policy Statement

As a registered investment adviser, Geneva is entrusted with the assets of our clients for investment purposes. As a result, Geneva employees have a fiduciary obligation to place the interests of our clients before our own. However, because of the potential conflicts of interest inherent in our business, our industry and Geneva have implemented certain standards and limitations designed to minimize these conflicts and help ensure that we focus on meeting our duties as a fiduciary for our clients. The Code of Ethics Policy (the “Policy”) is in place to help manage and mitigate the conflicts of interest that can arise from personal trading activities and safeguard our clients’ interests. Please be aware that your ability to liquidate positions may be severely restricted under the Policy, including times of market volatility. Therefore, as a general matter, Geneva discourages personal investments by employees in individual securities and encourages personal investments in managed collective vehicles, such as mutual and exchange traded funds.

1.2Key principles

You have an obligation to conduct your personal investment activities and related securities transactions lawfully and in a manner that avoids actual or potential conflicts between your own interests and the interests of Geneva and its clients. You must carefully consider the nature of your Geneva responsibilities – and the type of information that you might be deemed to possess in light of any particular securities transaction – before engaging in any investment- related activity or transaction. In addition:

1.You must take responsibility for ensuring you are aware of the requirements of this Policy.

2.At all times the interests of clients take priority over your personal investment interests.

3.You may not personally benefit by causing a Client to act, or fail to act, in making investment decisions.

4.You may not engage in fraudulent or manipulative conduct in connection with the trading of securities in a Client account.

5.You may not profit, or cause others to profit, based on your knowledge of completed or contemplated Client transactions.

6.You must preclear all of your personal trades and subsequently execute your trades in accordance with stated timeframes.

7.No trading is permitted that is in conflict with the interests of our clients, the parameters set by the Policy, the restrictions imposed by Geneva restricted list.

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8.You are discouraged from trading on the basis of unpublished tips or rumors.

9.Trading on the basis of material non-public information is illegal.

10.You should ensure that personal transactions are in keeping with your financial circumstances.

11.You must adhere to the Policy to mitigate the risk of conflicts of interest and comply with applicable Federal securities laws.
12.You must not mislead the Client by presenting untrue statements of material fact to the Client or by failing to provide a material fact necessary to the Client.

1.3Scope

1.3.1Persons covered by the policy

You are covered by the Policy if you are an employee or Access Person of Geneva.

1.3.2Investments covered by the policy

Your investments are subject to the Policy if they meet both of the following criteria:

•Investments held in brokerage accounts under your Beneficial Ownership: You are the beneficial owner of any account in which you have a direct or indirect financial interest. This generally includes accounts held in your name or the names of:
•Your spouse or equivalent domestic partner
•Your minor children
•A relative sharing your home to whom you provide financial support
•Trusts for which you are a beneficiary

•Investments defined as Covered Securities: Covered Securities include stocks, bonds, exchange traded funds (ETFs) and private placements/limited offerings. See Appendix I for a detailed list of Covered and non-Covered Securities.

•Reportable Funds: Any fund or product in which Geneva acts as an investment adviser, sub-adviser or principal underwriter. Attached as Appendix II is a current list of Reportable Funds.

1.4Roles and Responsibilities

All disclosures, requests and attestations related to the Policy are made in MyComplianceOffice (MCO).

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The Compliance department, under the direction of the CCO and the Compliance Oversight Committee administers this Policy. Compliance trains employees on the Policy, approves employee personal trades in Covered Securities and monitors employee brokerage accounts for potential Policy violations.

The Compliance Oversight Committee provides oversight of the Policy by potential violations and approving/issuing reprimands and sanctions for Policy violations.

1.5References

The Policy is designed to ensure compliance with regulatory requirements and rules of regulators, who have jurisdiction over Geneva’s business, including, but not limited to the Securities and Exchange Commission. Registered investment advisers are required by Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Adviser’s Act), to adopt a code of ethics which, among other things, sets forth the standards of business conduct required of their Access Persons as defined in this Policy. Similarly, each registered investment company and its adviser and principal underwriter must adopt a code of ethics pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”).

1.6Escalation Requirements

Any Employee or Access Person who becomes aware of a violation of this Policy, whether on the part of the Employee or Access Person or any other person subject to this Policy, shall promptly report such violation to the CCO. Failure to disclose or report to the CCO any violation of this Policy is in and of itself a violation of the Policy. The Company will not retaliate against anyone for making a good faith report, failure to report violations may lead to appropriate disciplinary action.

2Definitions

Access Person: An Access Person is any employee or contractor who has access to non- public information regarding any Clients' purchase or sale of securities, or non-public information regarding the portfolio holdings of any Client account. All persons covered by the Policy are deemed Access Persons.

Beneficial Ownership: You are the beneficial owner of any account or securities in which you have a direct or indirect financial interest. This includes accounts held in the name of your spouse or equivalent domestic partner, your minor children, and relatives living with you to whom you provide financial support and can include trusts for which you are a trustee or a beneficiary. See Appendix III for more detailed information on Beneficial Ownership.

CCO: Chief Compliance Officer or his or her designee.

Client: Any investment management client of Geneva including a fund.

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Covered Securities: Covered Securities are generally all securities, including but not limited to individual stocks and bonds, exchange traded products (ETFs and ETNs), closed-end funds, private placements and limited offerings. See Appendix I for a detailed list of covered and non- covered securities.

Compliance Oversight Committee: Governance committee comprised of senior leaders throughout Geneva. The Committee generally meets quarterly or more often as needed, to review potential violations of the Code of Ethics, our Code of Business Conduct and other related policies.

Investment Person: An Access Person who also makes or participates in making, decisions regarding the trading of securities in any Client account, has access to such decisions or assists in the trade process. Investment Persons generally can include PMs, research analysts, traders, trade operations and compliance. As a matter of policy, Geneva treats all employees as Investment Persons.

MyComplianceOffice (MCO): The monitoring system utilized for all personal compliance disclosures including personal trading.

Personal Trading: The personal transactions in Covered Securities held in accounts under the Beneficial Ownership of persons covered by the Policy.

Reportable Funds: Any fund or product in which Geneva acts as an investment adviser, sub- adviser or principal underwriter.

SEC: The Securities and Exchange Commission.

3Policy Requirements

3.1Disclosure

3.1.1Initial Brokerage Account Disclosures

Within ten calendar days of your start date, you must disclose all brokerage accounts in which you have Beneficial Ownership. Additionally, you must disclose any account which holds or can hold Geneva managed products (e.g. mutual funds or sub-advised products).

You must allow your brokers or financial institutions to provide duplicate confirmations and statements directly to Compliance. If your broker is unwilling or unable to provide duplicate confirmations and statements, you are required to provide them to Compliance.

3.1.2Initial Holdings Disclosures

Within ten calendar days of your start date, you must disclose all holdings in Covered Securities that are beneficially owned by you. Additionally, you must disclose any holdings in Geneva

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managed products, including mutual funds, commingled pools or sub-advised products. Holdings information must be current as of 45 days prior to your start date.

See Appendix I for a detailed list of Covered and non-Covered Securities.

3.1.3Ongoing Disclosure Requirements

Accounts: During your tenure with Geneva, you must promptly disclose any newly opened accounts that are under your Beneficial Ownership.

Transactions/Holdings: You must deal through your own brokers and must ensure that compliance receives duplicate statements and trade confirmations/contract notes in one of the three ways listed below.

1.Electronic Feeds – You are encouraged to deal through brokers that provide Geneva with trade confirmations and holdings via electronic feed. This provides Compliance with the most timely and accurate personal trading information. A list of electronic feed brokers can be obtained from Compliance.

2.Broker delivery of duplicate confirmations and statements – You should allow for your brokers to provide delivery of duplicate confirmations and statements directly to Compliance. Compliance staff will enter trade details for you if you are utilizing this option.

3.Employee upload of confirmations and statements – If neither of the above options are possible, you are required to enter your trade details into MCO and upload the trade confirmation/contract notes within 7 days of executing a precleared trade. Additionally, you will be required to attest to your trades quarterly and upload year-end statements annually.

3.1.4Attestation Requirements

Compliance will promptly notify you of any material changes to this Policy and you will be required to attest to the changes. Additionally, you are required to submit the following periodic attestations. You may also be required to complete additional attestations to meet jurisdictional and regulatory requirements.

Annually:

•Code of Ethics Attestation
•Account Attestation
•Holdings Attestation

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Quarterly:

•Quarterly Trades Attestation (for accounts without direct feed or statement delivery to Compliance)

3.1.5Management Information

It is your responsibility to ensure that the Compliance Department is appropriately notified of all accounts, transactions and holdings you must ensure that transaction, holdings and account data is accurate in MCO, as Personal Account information is subject to internal and regulatory review. You must allow your brokers to provide duplicate confirmations and statements (electronically or via paper) to Geneva or provide it yourself if a broker is unable or unwilling to provide this information.

The Compliance Department will review the documents for personal accounts to ensure that Geneva’s policies and procedures are being complied with, and perform additional inquiries as necessary. Access to duplicate confirmations and account statements will be restricted to those persons, who are assigned to perform review functions, and all such materials will be kept confidential except as otherwise required by law.

1.2Preclearance Requirements for Trading in Covered Securities

The requirements in the Policy are designed to mitigate or eliminate any potential conflict, or appearance of conflict, that may occur between your personal trading and Client security trading. The following requirements apply to your personal trading in Covered Securities in accounts you beneficially own.

3.2.1Requesting Preclearance

You and your related parties (your spouse, minor children and other adult family members living in your household) must preclear any trades in Covered Securities via MCO, unless the transaction meets one of the provisions noted in the Excluded Transactions section. Preclearance requests are evaluated for potential conflicts of interest that may deem the trade to not be, or appear to not be, in the best interest of Clients. Requests will be approved or denied by the CCO (or his or her designees, including the MCO automated preclearance system). Generally, most requests are approved or denied immediately but some may take up to 48 hours to evaluate.

Compliance retains the right to refuse you permission to conduct a personal trade without providing a reason for the refusal. No reason for refusal will be given if in the opinion of Compliance the explanation would result in the release of confidential information.

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3.2.2Approval Window

Approvals and denials are communicated from MCO via email. If approved, and you choose to transact, you must place and execute your transaction by the close of business on the day after you receive an approval email from MCO.

If the day after the date of preclearance approval is a market holiday or a weekend then you must place and execute the transaction by the close of business on the day you receive approval.

If the transaction is not instructed and executed within the approved timeframe then you must submit a new request to trade in MCO. Limit orders are only allowed if they are set to expire within the preclearance approval window.

3.2.3Delayed Execution

If your trade has a delayed execution date, e.g. an illiquid or unlisted security, you should request an exception from Compliance.

3.2.4Preclearance Attestation (Portfolio Managers only)

If you are requesting to personally trade a Covered Security that is an eligible investment for Client Accounts you manage, you must provide your rationale for the trade via an attestation form in MCO.

1.3Restrictions on Dealing in Covered Securities

3.3.1Blackout Periods

Generally, you will not be granted preclearance to deal in a Covered Security when there is a pending buy or sell order for a Client in that same security. Additionally:

•Access Persons will generally not be granted preclearance to trade in a Covered Security within one (1) business day after a Client trade occurs in the same security.

•Investment Persons1 will generally not be granted preclearance to trade in a Covered Security within seven (7) calendar days after a Client trade occurs in the same security.

3.3.2Minimum Holding Periods

Minimum holding periods are applicable for any purchase and subsequent sale, or any sale then subsequent purchase (for short sales), of the same Covered Security (or its equivalent). In respect of derivatives any transaction to close out a derivative position cannot be executed
1 All Geneva employees are presently treated as Investment Persons.

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until the end of the holding period. The holding period starts the day after execution of your trade. Calculations are made using the “first-in, first-out” (FIFO) method.

Profile	ETFs/ETNs	All other Covered Securities
Access Person	One week (7 calendar days)	Three months (90 calendar days)
Investment Person		Six months (180 calendar days)

Where this restriction would cause undue financial hardship due to your personal circumstances or in periods of extreme market turmoil, you may request an exception to this restriction. This should be seen as an exceptional measure and requires the approval of the CCO or her/his designee and will be ratified by the Compliance Oversight Committee.

Holding periods are designed to discourage derivatives trading and securities trading with a high frequency.

3.3.3Best Price Rule

In order to eliminate even the appearance of impropriety, if you (1) buy or sell a security within seven days before a Client trade is executed in the same security, and (2) receive a price advantage over the Client’s trade, you may be required to surrender the price advantage.

3.3.4Private Placements and Initial Public Offerings (IPOs)

You must request pre-approval prior to investing in a private placement or limited offering. Requests are submitted in MCO via the Private Placement/Limited Offering form. No employee, or other Access person, shall acquire any security issued in any limited or private offering (please note that hedge funds are sold as limited or private offerings) unless the CCO (or designee) gives express prior written approval and document the basis for granting approval after due inquiry. The CCO, in determining whether approval should be given, will take into account, among other factors, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to the individual by virtue of his or her position with Geneva. As a matter of policy, Geneva does not cause Clients to invest in private placements or other illiquid securities. Contact Compliance for assistance with these requests.

You are not allowed to participate in IPOs. Exceptions to this rule will be considered only under limited circumstances and only with prior approval from the CCO. Please contact Compliance for advice and direction.

3.3.5Restricted stocks

You may not trade securities of any issuer that are on the Restricted List. Certain securities may have restrictions placed upon them which restrict both personal and Client trading, typically when Geneva is in receipt of material, non-public information. These restrictions will be maintained using the Restricted List.

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1.4Exceptions

3.4.1Excluded Transactions

The following transactions are excluded from the Covered Securities trading restrictions:

•Transactions involving futures or options in foreign currencies or broad-based indices.
•Purchases or sales that are not voluntary, which include but are not limited to: tender offers and broker-initiated transactions.
•Purchases or sales which are part of an automatic investment plan that has been disclosed to Compliance.
•The acquisition2 of:
•securities as a result of a corporate action
•securities as a result of a gift or inheritance
•an employer’s securities through an employer retirement plan such as 401(k) plan or stock purchase plan
•Transfers in-kind of Covered Securities.

3.4.2Discretionary Management by Third Parties

The trading restrictions outlined above do not apply to trades in an investment account or another arrangement over which you have no direct or indirect influence or control (“Discretionary Management”). In order to rely upon this provision you must receive approval from Compliance. To receive approval, you must submit documentation to Compliance demonstrating that all trading in the account is under the sole discretion of your advisor or other designee.

Discretionary accounts still require disclosure in MCO and are subject to the restriction on the purchase of IPOs.

You are required to inform Compliance immediately if you terminate any approved advisory relationship or make management changes. Additionally, you are required to acknowledge and attest annually that:

1.You have had no direct or indirect influence or control over the trading decisions in your discretionary account(s).

2.You did not suggest trades to the manager or in any way direct the manager to make any particular trades in securities for the discretionary account(s).

2 Note: The subsequent sale of any securities acquired is subject to all of the trading restrictions of the Policy.

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3.4.3Share / Investment clubs

If you wish to participate in collective arrangements (e.g. a share or investment club), seek advice and direction from Compliance.

3.4.4Spread Betting

Spread betting is a speculative transaction that involves taking a bet on the price movement of a security, index or other financial product via a spread betting company. Spread betting on financial products is not permitted and you may not use spread betting accounts to circumvent this Policy. Spread betting on non-financial products, such as sporting events, is not covered by this Policy.

1.5Policy Breaches

Failure to adhere to any of the requirements outlined above may result in a breach of the Policy. Breaches are taken very seriously by Geneva. Any potential violation of the provisions of the Policy will be investigated by Compliance or, if necessary, the Compliance Oversight Committee. If a determination is made that a violation has occurred, a sanction may be imposed. Sanctions may include, but are not limited to, one or more of the following: a warning letter, profit surrender, personal trading ban, and termination of employment or referral to civil or criminal authorities.

Policy Date: 2020-03-18
Revised: 2021-05-21
2021-08-25

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Appendix I Covered Securities
The following securities (and derivatives thereof) are considered Covered Securities and are therefore subject to this policy:

•Equities - listed and unlisted shares
•Fixed Income Instruments
•Corporate
•U.S. Guaranteed or of federally sponsored enterprises (FHLMC, FNMA, GNMA, etc.)
•Municipal
•Closely Held
•ADRs, EDRs and GDRs
•ETFs/ETNs
•Closed-End Funds
•Hedge Funds
•Private placements and limited offerings (including Security Token Offerings, or Initial Coin Offerings, related to crypto currencies)
•Investment Trusts

Any investment that you are unsure about should be precleared

Non-Covered Securities

The following securities (and derivatives thereof) are considered Non-Covered Securities and are not subject to this policy:

•Bank and term deposits
•Bonds and other direct debt instruments issued by the government of the US or other foreign governments.
•Direct investment or derivatives trading (such as futures and options) in:
•physical commodities
•currencies
•interest rates
•broad-based indices

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•crypto currencies (although Security Token Offerings, or Initial Coin offerings, require pre-approval – see private placements and limited offerings, above)
•Regulated open-ended funds except for Reportable Funds
While the instruments above are exempt from the specific preapproval requirements and investment restrictions set out in this Policy, be aware that any type of trading that could result in a conflict of interest arising is actively discouraged. This includes high levels of trading in Non-Covered securities.

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Appendix II Reportable Funds

•BNY Mellon Select Managers Small Cap Growth Fund
•BNY Mellon Mid Cap Multi-Strategy Fund
•Geneva SMID Cap Growth Fund
•Nationwide Geneva Mid Cap Growth Fund
•Nationwide Geneva Small Cap Growth Fund

(March 21, 2020)

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Appendix III

Beneficial Ownership Guidelines

Definition of Beneficial Ownership

The Policy applies to all accounts and securities beneficially owned by you as well as accounts under your direct or indirect influence or control. Essentially this means that if you have the ability to profit, directly or indirectly, or share in any profit from a transaction, you have Beneficial Ownership. If you are unsure if an account or investment falls under your beneficial ownership, contact Compliance for further guidance.

Practical Application

You live with your parents: If you live in your parents’ house, but do not financially support your parents, your parents’ accounts and securities are not beneficially owned by you and do not require disclosure.

Your parent lives with you: If you provide financial support to your parent, your parent’s accounts and securities are beneficially owned by you and require disclosure.

You have an adult child living in your home: If you provide financial support to your adult child, your child’s accounts and securities are beneficially owned by you and require disclosure.

You have a college age child: If your child is in college and you still claim the child as a dependent for tax purposes, you are the beneficial owner of their accounts and securities.

Your child has an UGMA/UTMA account: If you (or your spouse) are the custodian for the minor child, the child’s accounts are beneficially owned by you. If someone other than you (or your spouse) is the custodian for your minor child’s account, the account is not beneficially owned by you.

You have a domestic partner or similar co‐habitation arrangement: If you contribute to the maintenance of a household and the financial support of a partner, your partner’s accounts and securities are beneficially owned by you and require disclosure.

You have a roommate: Generally, roommates are presumed to be temporary and therefore you have no beneficial ownership in one another’s accounts and securities.

You have power of attorney: If you have been granted power of attorney over an account, you are not the beneficial owner of the account until the time that the power of attorney has been activated.

You are the trustee and/or the beneficiary of a trust: Due to the complexity and variety of trust agreements, these situations require case‐by‐case review by Compliance.

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